NEENAH
EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective April 1, 2017)

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT AS
WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

NEENAH
EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS
Page

ARTICLE I	ESTABLISHMENT AND PURPOSE OF THE PLAN	1
1.1	Amendment and Restatement of the Plan	1
1.2	Background	1
1.3	Purpose of Plan	1
1.4	Type of Plan	1
1.5	Effective Date	1
ARTICLE II	DEFINITIONS	2
2.1	Accounting Firm	2
2.3	Affiliate	2
1.2	Base Salary	2
2.4	Board	2
2.5	Cause	2
2.6	Change of Control	3
2.7	Code	4
2.8	Committee	4
2.9	Company	4
2.1	Eligible Employee	5
2.1	Equity Plan	5
2.1	Excise Tax	5
2.1	Good Reason	5
2.2	Net After-Tax Receipt	7
2.2	Parachute Value	7
2.2	Participant	7
2.2	Participation Agreement	7
2.2	Payment	7
2.2	Plan Year	7
2.2	Qualified Termination of Employment	7
2.2	Reduced Amount	7
2.2	Safe Harbor Amount	7
2.3	Section 16 Officer	8
2.3	Separation Payment	8
2.3	Severance Period	8
2.3	Tier	8
2.3	Value	8
ARTICLE III	PARTICIPATION	8
3.1	Participation	8
ARTICLE IV	TERMINATION OF EMPLOYMENT OF PARTICIPANTS	9
4.1	Termination of Employment of Participants	9
ARTICLE V	PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT	9
5.1	Cash Separation Payment	9
5.2	Accelerated Vesting	11
5.3	Outplacement Services	11
ARTICLE VI	CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY	12
6.1	Determination of Need for Reduction	12
6.2	Reduced Payments	13

EXECUTIVE SEVERANCE PLAN (2017)    Page i

ARTICLE VII	RELEASE AND RESTRICTIVE COVENANTS	14
ARTICLE VIII	OTHER TERMS AND CONDITIONS	14
ARTICLE IX	NONASSIGNABILITY	15
ARTICLE X	UNFUNDED PLAN	15
ARTICLE XI	MITIGATION AND SETTLEMENT OF CLAIMS	15
12.1	No Duty to Mitigate	15
12.2	Full Settlement	15
ARTICLE XII	TERMINATION AND AMENDMENT OF THIS PLAN	16
ARTICLE XIII	SUCCESSORS	16
ARTICLE XIV	CLAIMS PROCEDURES	16
15.1	Claims Procedure	16
15.2	Notice of Denial	17
15.3	Right to Review	17
15.4	Application for Review	17
15.5	Hearing	17
15.6	Notice of Hearing	17
15.7	Counsel	18
15.8	Decision on Review	18
15.9	Filing a Claim	18

EXECUTIVE SEVERANCE PLAN (2017)        Page ii

NEENAH
EXECUTIVE SEVERANCE PLAN

EXECUTIVE SEVERANCE PLAN (2017)

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1
Amendment and Restatement of the Plan. Neenah Paper, Inc. (the “Company”) hereby amends and restates this severance plan for its Eligible Employees, to be known as the Neenah Executive Severance Plan (formerly known as the Neenah Paper Executive Severance Plan) (the “Plan”), as set forth in this document.

1.2
Background. The Plan was originally established effective December 1, 2004, was last amended and restated as of January 1, 2009 and has been amended once since such date. The Plan is now amended and restated into its current form effective April 1, 2017.

1.3
Purpose of Plan. The purpose of this Plan is to provide temporary income replacement to Eligible Employees who are involuntarily terminated by the Company and to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat, or occurrence of a change of control of the Company. In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

1.4	Type of Plan. This Plan is intended to be an employee welfare benefit plan for severance benefits within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

1.5	Effective Date. The effective date of this amendment and restatement is April 1, 2017. The original effective date of the Plan is December 1, 2004.

ARTICLE II

DEFINITIONS
As used in this Plan, the following terms shall have the following respective meanings:

2.1	Accounting Firm. Deloitte & Touche LLP or such other certified public accounting firm designated by the Company.

2.2
Affiliate. The Company and any company, person, or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.3
Base Salary. The base salary of an Eligible Employee at his or her stated rate on his or her Qualified Termination of Employment without regard to any reduction prior to the Qualified Termination of Employment that was the basis for a Good Reason resignation. Base Salary does not include overtime pay or other remuneration. The method of determining an Eligible Employee’s Base Salary shall be determined by the Plan Administrative Committee in the event of any question related to Base Salary.

2.4	Board. The Board of Directors of the Company.

2.5	Cause. A Participant engaging in any of the following activities:

(A)	Willful failure to perform his duties and responsibilities;

(B)	Embezzlement, fraud, or misappropriation against or with respect to the Company, its Affiliates and/or their assets;

(C)
Conviction of a felony charge or a plea of guilty or nolo contendre to a felony charge under State or Federal law or discovery by the Employer of such a conviction or plea that occurred within the last ten (10) years and was not previously disclosed to the Employer;

(D)	Reporting to work under the influence of or while possessing in his body or person illegal drugs or other intoxicants in any amount consistent with a Company or Affiliate policy;

(E)
Reporting to work or performing work legally impaired by alcohol or under the influence of drugs or other intoxicants, including failure or refusal to take a test as required by a Company or Affiliate policy; provided, however, the Employee can use over the counter or prescription drugs according to the direction for use for such medication provided that the Employee is able to safely and effectively perform his job;

(F)	Unlawful trading in the securities of any corporation (including the Company) based on information gained as a result of the Participant’s performance of services for the Company or an Affiliate;

(G)
Violation of any of the corporate policies, work rules or standards of the Company or an Affiliate, including but not limited to the Code of Conduct, sexual harassment policy and insider trading policy, or violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; or

(H)
Willful disclosure to unauthorized persons of confidential information or trade secrets of the Company or an Affiliate, other than reporting any violation, or suspected violation, of any State or Federal law to the appropriate governmental agency, including, without limitation, reporting any violation of any securities laws to the Securities and Exchange Commission or disclosure in the context of an investigation or proceeding conducted by any government agency against the Company or any Affiliate, including, without limitation, for retaliation for reporting any violation, or suspected violation, of any State or Federal law.

2.6	Change of Control. Any of the following events:

(A)
Acquisition of Substantial Percentage. The acquisition by any Person of beneficial ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on December 1, 2004 is the beneficial owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.6(C) hereof;

(B)
Change in Majority of Board Members. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)
Reorganization, Merger or Consolidation. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of

EXECUTIVE SEVERANCE PLAN (2017)    Page 2

the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (B) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

(D)	Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.7	Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.8	Committee. The Compensation Committee of the Board.

2.9	Company. Neenah Paper, Inc., a Delaware corporation.

2.10
Eligible Employee. Those key employees of the Company and its Affiliates who are from time to time designated by the Chief Executive Officer as eligible to participate in the Plan. Notwithstanding the above, the Committee may approve criteria for the Chief Executive Officer to use for eligibility purposes of the Plan and shall have the sole authority to approve participation in the Plan by Section 16 Officers of the Company. The current list of Eligible Employees as of the effective date of this amendment and restatement of the Plan is set forth in Exhibit A attached hereto. If an Eligible Employee incurs a termination of employment that is not a Qualified Termination of Employment, the individual will cease to be an Eligible Employee. The Company may update Exhibit A at any time to reflect the then current Eligible Employees, without formally amending the Plan.

2.11
Equity Plan. The Neenah Paper, Inc. Amended and Restated 2004 Omnibus Stock and Incentive Compensation Plan, and any successor or additional plans under which a Participant receives stock options, restricted stock, or other equity-based compensation.

EXECUTIVE SEVERANCE PLAN (2017)    Page 3

2.12	Excise Tax. The excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax.

2.13	Good Reason. Any of the following:

(A)
the assignment to the Participant of any duties diminishing the Participant’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of the Participant’s responsibilities and position from those in effect immediately prior to the Change of Control, other than any such alteration primarily attributable to the fact that the Company is no longer a public company;

(B)
a reduction by the Company of the Participant’s annual base salary by five percent (5%) or more as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all Eligible Employees;

(C)
without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant’s work place to a location that is more than fifty (50) miles from the Participant’s work place immediately prior to a Change of Control of the Company; provided however, the relocation of the Participant’s work place must also increase the regular commute distance between the Participant’s residence and work place by more than fifty (50) miles (one-way).

(D)	the failure of the Company to pay any portion of the Participant’s current compensation that is due and payable;

(E)
the failure of the Company to continue in effect, or continue the Participant’s participation in, any compensation plan in which the Participant participates immediately prior to the Change of Control which is material to the Participant’s total compensation and such failure diminishes the Participant’s total compensation (including but not limited to the Company’s stock option, incentive compensation, and bonus plans);

(F)
the failure by the Company to continue to provide the Participant with benefits in the aggregate at least as favorable to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident, or disability plans, or other fringe benefit plans or arrangements, in which the Participant was participating at the time of the Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce such benefits and fringe benefits in the aggregate, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change of Control;

(G)
the failure by the Company to continue to cover the Participant in defined benefit pension plans (tax-qualified and non-qualified) with benefit formulas at least as favorable in the aggregate to the Participant to those under the Company’s defined benefit pension plans (both tax-qualified and non-qualified) in which the Participant was participating at the time of the Change of Control, if any, or the taking of any action by the Company which would directly or indirectly materially reduce the future accrual of benefits in the aggregate under such plans; or

(H)
the failure by the Company to continue to cover the Participant in a tax-qualified defined benefit pension plan with a benefit formula at least as favorable to the Participant to that under the Company’s tax-qualified defined benefit pension plan in which the Participant was participating at the time of the Change of Control, if any, or the taking of any action by the Company which would directly or indirectly materially reduce the future accrual of benefits under such plan, except, in either case, to the extent required by a change in the laws applicable to such plan.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. However, to terminate employment for Good Reason, (1) the Participant must give the Company a notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within 30 days after the Participant first has actual notice of such act or failure, and stating that the Participant has determined that such act or failure constitutes “Good Reason” hereunder, (2) the Company must fail to correct such act or failure within 30 days after it receives such notice from the Participant, and (3) the Participant must actually terminate his or her employment during the period of 30 days beginning 30 days after the Company receives such notice.

2.14	Net After-Tax Receipt. The Value of a Payment, net of all taxes imposed on a Participant with respect thereto, including, without limitation, under Code Sections 1 and 4999.

2.15
Parachute Value. With respect to a Payment, the present value as of the date of the Change of Control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

2.16	Participant. An Eligible Employee who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan.

2.17	Participation Agreement. An agreement to participate in the Plan in substantially the form shown as Exhibit B hereto.

2.18
Payment. Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

2.19	Plan Year. The calendar year.

2.20
Qualified Termination of Employment. A Participant’s “separation from service” within the meaning of Code Section 409A that is also a complete cessation of the Participant’s status as a common law employee of the Company and all its Affiliates and that occurs either (A) involuntarily by the Company without Cause or (B) by the Participant for Good Reason within two (2) years following a Change of Control.

A transfer of employment for administrative purposes among the Company and its Affiliates shall not be deemed a Qualified Termination of Employment, but if such a transfer occurs within the two (2) year period following a Change of Control and results in the occurrence of Good Reason, the affected Participant shall have the right to terminate employment for Good Reason and such termination shall be a Qualified Termination of Employment.

2.21
Reduced Amount. With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After-Tax Receipts which are equal to or greater than the Net After-Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

2.22	Safe Harbor Amount. The amount that is equal to 2.99 multiplied by a Participant’s “base amount” as such term is defined in Code Section 280G.

2.23	Section 16 Officer . An Eligible Employee who is designated by the Board as an “officer” of the Company for the purposes of Section 16 of the Securities Exchange Act of 1934.

2.24	Separation Payment. With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan (disregarding Article VI of this Plan).

2.25	Severance Period. The period of two (2) years beginning on the date of the Qualified Termination of Employment.

2.26
Tier. The schedule of benefit levels Participants will receive upon a Qualified Termination of Employment. The Plan includes Tier 1, Tier 2 and Tier 3 with respective benefits as provided for in Article V of this Plan. The Chief Executive Officer has the authority to designate Participants who are not Section 16 Officers as receiving benefits under either Tier 2 or Tier 3. The Committee shall have the sole authority to designate Participants as receiving benefits under Tier 1 and to designate the Tier of any Section 16 Officer. The Tiers in which Participants benefit under is as set forth in Exhibit A attached hereto. The Company may update Exhibit A at any time without formally amending the Plan.

2.27
Value. With respect to a Payment, the economic present value of a Payment as of the date of the Change of Control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

ARTICLE III

PARTICIPATION

3.1
Participation. Upon designation as an Eligible Employee, the Executive shall be offered a Participation Agreement and upon execution and delivery thereof by the Eligible Employee evidencing such Eligible Employee’s agreement not to voluntarily leave the employ of the Company and its Affiliates and to continue to render services during the period of any threatened Change of Control of the Company, such Eligible Employee shall become a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant’s Participation Agreement, the termination of the Plan, the termination of the Participant’s employment (other than due to a Qualified Termination of Employment), or payment of all amounts due hereunder.

ARTICLE IV

TERMINATION OF EMPLOYMENT OF PARTICIPANTS

4.1
Termination of Employment of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Company and its Affiliates and the rights of the Company to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.

ARTICLE V

PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT

5.1
Cash Separation Payment. Subject to Articles VI and VII hereof, in the event of a Participant’s Qualified Termination of Employment, a lump sum cash Separation Payment shall be made to such Participant as compensation for services rendered, in an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (A) or (B) below. Such payment will be made as soon as practicable (subject to Article VII), but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Qualified Termination of Employment occurs.

(A)
Regular Separation Payment. If a Participant experiences a Qualified Termination of Employment that does not occur within two (2) years following a Change in Control, the Participant will be paid an amount depending on the Participant’s Tier. The amount will be equal to:

(i)	for a Tier 1 Participant, one and one-half (1.5) times the Participant’s Base Salary; and

(ii)	for a Tier 2 or Tier 3 Participant, one (1) times the Participant’s Base Salary.

(B)
Change of Control Separation Payment. If a Participant experiences a Qualified Termination of Employment occurring within two years following a Change of Control, the Participant will receive a payment equal to the sum of (i) through (v) below.

(i)
Base Salary Amount. An amount equal to: (a) for a Tier 1 Participant, two (2) times the Participant’s Base Salary; (b) for a Tier 2 Participant, one and one-half (1.5) times the Participant’s Base Salary; and (c) for a Tier 3 Participant, one (1) times the Participant’s Base Salary.

(ii)
Bonus Amounts. An amount equal to the amount of the annual bonus under the Company’s Management Incentive Plan (or any successor plan adopted by the Company) that Participant has earned through the date of the Change in Control or, if higher, immediately before the Qualified Termination of Employment. Additionally, a Tier 1 or Tier 2 Participant will receive an additional lump sum amount equal to two (2) times the Participant’s target bonus in the year a Qualified Termination of Employment occurred.

(iii)
Neenah Paper Supplemental Retirement Contribution Plan. An amount will be paid to a Tier 1 or Tier 2 Participant equal to (a) in the case of such a Participant who is receiving “Retirement Contributions” under the Neenah Paper 401(k) Retirement Plan (or any successor or additional plan), the Participant’s annual contributions payable by the Company or an Affiliate as “Retirement Contributions” under the Neenah Paper 401(k) Retirement Plan (or any successor or additional plans) and the Neenah Paper Supplemental Retirement Contribution Plan (or any successor or additional plans) (collectively, the “Non-Elective Contributions”) to which the Participant would have been entitled if he had remained employed by the Company for the Severance Period and earned as compensation the amount set forth in Section 5.1(B)(i) ratably over the Severance Period, plus (b) an amount equal to any Non-Elective Contributions that the Participant forfeits as a result of not being fully vested in any such benefits upon his or her termination of employment, based upon the value of the Participant’s account as of the most recent valuation date before the date of the Qualified Termination of Employment, provided that this benefit shall be payable from the general assets of the Company;

(iv)
Neenah Paper Pension Plan. An amount will be paid to a Tier 1 or Tier 2 Participant, in the case of such a Participant who participates in the Neenah Paper Pension Plan, in addition to any benefits received under the Neenah Paper Supplemental Pension Plan (or any successor or additional plans) (the “Supplemental Plan”) and the Neenah Paper Pension Plan (or any successor or additional plans) (the “Pension Plan”), equal to the excess of (a) the benefits under the Pension Plan and the Supplemental Plan determined as if the Participant had remained employed by the Company for the Severance Period (including credit for age, benefit service, and vesting service) and earned as compensation the amount set forth in Section 5.1(B)(i) ratably over the Severance Period, minus (b) the benefits to which the Participant actually is entitled under the Pension Plan and the Supplemental Plan; provided that this benefit shall be equal to the actuarial present value of a straight life annuity without the level income option using the interest rate and factors applicable under the Pension Plan as of the date of payment; and provided further that this benefit shall be payable from the general assets of the Company;

(v)
Medical and Dental Benefits. An amount will be paid to a Tier 1 or Tier 2 Participant in an amount equal to the amount of the monthly premiums that the Participant would be required to pay, if he or she elected “COBRA” continuation coverage under the medical and dental plans of the Company in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times twenty-four (24). In addition, the Participant shall receive a cash payment for his or her accrued retiree medical credits (with no additional age or service provided and no additional enhanced access to retiree medical), if any, equal to one dollar ($1) multiplied by the number of his or her accrued retiree medical credits; and

5.2
Accelerated Vesting    . If a Participant experiences a Qualified Termination of Employment occurring within two (2) years following a Change of Control, the Participant will be fully vested in the Participant’s account under the Neenah Paper Deferred Compensation Plan and in any awards under the Equity Plan: provided, however, that this accelerated vesting will not change the time or form of payment to the extent a benefit or award is subject to Code Section 409A.

5.3	Outplacement Services. Upon experiencing a Qualified Termination of Employment the Participant shall be entitled to reimbursement for expenses of professional outplacement services as follows:

(A)	A Participant who experiences a Qualified Termination of Employment that does not occur within two (2) years following a Change in Control and:

(i)	who is a Tier 1 Participant will be entitled to reimbursement during the Severance Period for an amount not to exceed $50,000, by an outplacement service provider selected by the Company; or

(ii)
who is a Tier 2 or Tier 3 Participant will be entitled to reimbursement during the six (6) month period following the Qualified Termination of Employment for an amount not to exceed $10,000, by an outplacement service provider selected by the Company.

(B)	A Participant who experiences a Qualified Termination of Employment within two (2) years following a Change of Control and:

(i)	who is a Tier 1 or Tier 2 Participant will be entitled to reimbursement during the Severance Period for an amount not to exceed $50,000, by an outplacement service provider selected by the Company; or

(ii)
who is a Tier 3 Participant will be entitled to reimbursement during the six (6) month period following the Qualified Termination of Services for an amount not to exceed $10,000, by an outplacement service provider selected by the Company; or

To be eligible for reimbursement, any such expense must be submitted no more than ninety (90) days after it is incurred and will be reimbursed within ninety (90) days after it has been submitted.

5.4
Exemption from and Compliance with Code Section 409A. The Company intends that the payments and benefits provided under the Plan are to be exempt from the rules of Code Section 409A, including, but not limited to by reason of (a) in the case of payments described in Section 5.1, the exception for short term deferrals as defined in Treas. Reg. Section 1.409A-1(b)(4) or (b) in the case of reimbursements described in Section 5.3, the exemption relating to reimbursements and certain other separation payments described in Treas. Reg. Section 1.409A-1(b)(9)(v)(A). To the extent, however, that any payment or benefit is determined not to qualify for an applicable exception from the rules of Code Section 409A, the Plan shall be interpreted in a manner consistent with the rules of Code Section 409A.

Notwithstanding any other provision in this Plan to the contrary, if any payment or benefit under the Plan constitutes non-exempt “deferred compensation” within the meaning of Code Section 409A, such payment, if due under the terms of the Plan, shall be paid on the sixtieth (60th) day following the Qualified Termination of Employment; provided, however, that if a Participant is considered a “specified employee” of the Company for purposes of Code Section 409A on the date of a Qualified Termination of Employment, any such payment or benefit that is otherwise due to the Participant as a result of such Participant’s “separation from service” within the meaning of Code Section 409A during the six-month period immediately following such “separation from service” shall be accumulated and paid to the Participant on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”) to the extent necessary for the Participant to avoid adverse tax consequences or additional taxes under Code Section 409A, provided that if the Participant dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 10 days following the date of Participant’s death.

ARTICLE VI

CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY

6.1
Determination of Need for Reduction. Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall have determined that any Payment to a Participant would be subject to the Excise Tax, then the Accounting Firm shall determine whether there is a Reduced Amount, and if so, the amount of the necessary reduction of the Participant’s Separation Payments to meet the definition of a Reduced Amount. All fees payable to the Accounting Firm with respect to this Section shall be paid solely by the Company.

6.2	Reduced Payments.

(A)
Notice of Reduced Payments and Reductions. If the Accounting Firm determines that there is a Reduced Amount under 6.1, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The amount of the Separation Payment payable under Section 5.1 will then be reduced so that the aggregate Separation Payments equal the Reduced Amount. In the event that the Separation Payments have to be reduced to a Reduced Amount, the portions of the Separation Payments that would be paid latest in time will be reduced first and if multiple portions of the Separation Payments to be reduced would be paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro-rata.

(B)
Binding Determinations by Accounting Firm. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within sixty (60) days of a termination of employment of the Participant.

(C)
Timing of Payment. As promptly as practicable following such determination of the Reduced Amount, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan; provided that such payment or distribution shall be made no later than the sixtieth (60th) day following the Qualified Termination of Employment.

(D)
Overpayments and Underpayments. While it is the intention of the Company to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.

(E)
Overpayment. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1 and 4999 or otherwise or generate a refund of such taxes, or (ii) such deemed loan would violate any applicable laws or regulations.

(F)
Underpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid by the Company, within sixty (60) days following such determination by the Accounting Firm, to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

ARTICLE VII

RELEASE AND RESTRICTIVE COVENANTS
Any and all payments and other benefits provided under this Plan are contingent upon, and shall not become payable until, the Participant executes (and does not timely revoke within any applicable revocation period) prior to the time any payments are to be made, an agreement providing for a general release of all claims against the Company, as well as noncompete, nondisclosure, nonsolicitation of customers and employers and nondisparagement provisions upon his or her termination of employment.
ARTICLE VIII

OTHER TERMS AND CONDITIONS
The Participation Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Board. Where appearing in this Plan or the Participation Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.
The Company makes no guarantee of any tax consequences of any payment or benefit under the Plan. Each Participant is responsible for his own tax consequences.
ARTICLE IX

NONASSIGNABILITY
Each Participant’s rights under this Plan shall be nontransferable except by will or by the laws of descent and distribution.
ARTICLE X

UNFUNDED PLAN
The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.
ARTICLE XI

MITIGATION AND SETTLEMENT OF CLAIMS

11.1
No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

11.2
Mandatory Arbitration. Notwithstanding anything contained in the Plan to the contrary, any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Georgia.

11.3
Full Settlement. In the event that a Participant contests the Company’s interpretation of any provision of this Plan or the value of any Payment hereunder, and such Participant prevails through arbitration proceedings on at least a major point or significant portion of such contest, the Company agrees to reimburse the Participant, to the full extent permitted by law, all legal fees reasonably incurred by the Participant in such contest, up to a maximum of $50,000. Any amount payable under this Section 11.3 will be paid by the fifteenth (15th) day of the third month following the month of the delivery of the decision of the arbitrator finding in favor of the Participant, but only if the Participant provides evidence of such expenses incurred by Participant, which may be in the form, among other things, of a canceled check or receipt, within twenty (20) days following the entry of such decision.

ARTICLE XII

TERMINATION AND AMENDMENT OF THIS PLAN
The Board shall have power at any time, in its discretion, to amend or terminate this Plan, in whole or in part and the Plan Administrative Committee shall also have the power to amend the Plan, except in a manner that would materially affect the cost to the Company, the contributions made by the Company, or the eligibility provisions of Plan, or that would determine compensation of a Section 16 Officer; except that no amendment or termination shall impair or abridge the obligations of the Company under any Participation Agreements previously entered into pursuant to this Plan except as expressly permitted by the terms of such Participation Agreements.
ARTICLE XIII

SUCCESSORS
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Participation Agreements in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
ARTICLE XIV

CLAIMS PROCEDURES

14.1
Claims Procedure. A Participant may file a written claim with the Company if the Participant believes he or she did not receive all benefits to which he or she is entitled under the Plan. The written claim must be filed within sixty (60) days of the Participant’s Qualified Termination. In the event that a claim is denied, the Company shall provide to the claimant written notice of the denial within ninety (90) days after the Company receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Company expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

14.2	Notice of Denial. If an Participant is denied a claim for benefits under the Plan, the Company shall provide to such claimant written notice of the denial which shall set forth:

(A)	the specific reasons for the denial;

(B)	specific references to the pertinent provisions of the Plan on which the denial is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

14.3	Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(A)	request a full and fair review of the denial of the claim by written application to the Company;

(B)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(C)	submit written comments, documents, records, and other information relating to the denied claim to the Company; and

(D)
a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

14.4
Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Company within sixty (60) days after receiving written notice of the denial.

14.5
Hearing. Upon receiving such written application for review, the Company may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Company received such written application for review.

14.6
Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

14.7	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

14.8
Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Company shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Company determines that the extension of time is required, the Company shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review. In the case of a decision adverse to the claimant, the Company shall provide to the claimant written notice of the denial which shall include:

(A)	the specific reasons for the decision;

(B)	specific references to the pertinent provisions of the Plan on which the decision is based;

(C)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(D)
an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to pursue his claim under binding arbitration as required by Section 11.2.

14.9
Filing a Claim. No claim may be filed in a state or federal court regarding a denial of a claim for benefits under the Plan until the Participant has exhausted the administrative review procedures under the Plan as set forth in this Article XIV.

ARTICLE XV

ERISA RIGHTS
Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may request a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent that participant from obtaining a pension benefit or exercising your rights under ERISA.
Enforce Your Rights
If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps the participant can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although you may be required to complete the Plan’s appeals process or submit your claim to arbitration before a court will hear your claim). If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may institute an arbitration proceeding. The arbitrator will decide who should pay court costs and legal fees. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees; for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE XVI

MISCELLANEOUS

16.1	General Plan Information.

(A)	Name, address and telephone number of Plan Sponsor (the Company):
Neenah Paper, Inc.
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, GA 30005

(B)	Employer identification number of Plan Sponsor: 20-1308307

(C)	Plan number assigned to the Plan: 513

(D)	Type of plan: Welfare benefit severance plan.

(E)	Form of Plan Administration: Self-administered by the Plan Sponsor.

(F)	Name, address and telephone number of the Plan Administrator:
Neenah Paper, Inc.
Plan Administrative Committee
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, GA 30005

(G)	Service of legal process may be made on the Plan Sponsor’s General Counsel at:
Neenah Paper, Inc.
Attn: General Counsel
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, GA 30005

(H)	Service of legal process may also be made upon the Plan Administrator.

(I)	Funding Medium: Benefits under the Plan are paid from the general assets of the Employer.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.
NEENAH PAPER, INC.

Name:    John P. O’Donnell
Title:    President and Chief Executive Officer
Date:    __________ __, 2017

EXECUTIVE SEVERANCE PLAN (2017)    Page 4

EXHIBIT A
FORM OF
NEENAH EXECUTIVE SEVERANCE PLAN

PARTICIPANTS

Tier 1	Tier 2	Tier 3
John P. O’Donnell	( names redacted)	(names redacted)
Bonnie C. Lind
Steven S. Heinrichs
Julie A. Schertell
James R. Piedmonte
Byron J. Racki
Matthew L. Duncan

Approved by:
John P. O’Donnell
President and Chief Executive Officer

Dated: __________, 2017

EXHIBIT B

NEENAH EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

EXECUTIVE SEVERANCE PLAN (2017)    EXHIBITS - Page 5
6363709.10

I hereby agree to become a Participant in the Neenah Executive Severance Plan (the “Plan”), effective as of ____________, 20__. I acknowledge that I have received a copy of the Plan document.
As part of my participation in the Plan and in consideration for the benefits that I may become entitled to thereunder, I hereby agree that I will not voluntarily terminate my employment with Neenah Paper, Inc. and its Affiliates (the “Company”) during any period of a threatened Change of Control of the Company.
If I should voluntarily terminate my employment with the Company for any reason at any time (other than for “Good Reason” following a “Change of Control”, as those terms are defined in the Plan), I hereby acknowledge and agree that I will immediately cease participation in the Plan and shall not be eligible for any payments or benefits under the Plan.
I understand that any controversy or claim arising out of or relating to the Plan is required to be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia and that judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia. I hereby waive my right to file suit under the Employee Retirement Income Security Act of 1974, as amended, in the event of any such controversy or claim.

________________________________________
Signature of Participant

Name of Participant: _______________________

Title: ___________________________________

Date: ___________________________________

EXECUTIVE SEVERANCE PLAN (2017)    EXHIBITS - Page 6
6363709.10